UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: January 21, 2008

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	000-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Directors; Appointment of Principal Officers

On January 21, 2008, the Company announced the appointment of two new Directors, Mr. Derek Hennecke and Mr. Stanley Stein. On a previous filed 8-K, Mr. Hennecke’s appointed to serve on the Board of Directors as an independent director was announced bringing the Board to five directors of which three members are independent directors. In connection with his appointment, Mr. Hennecke was awarded 65,000 stock options at an exercise price of $0.41 which will vest immediately. Mr. Hennecke will be expected to serve on the audit committee.

Concurrently with the above, the Company also announced the appointment of Stanley B. Stein, as a director to the Board of Directors. Stan Stein is a principal at Scarsdale Equities in New York, NY. His twenty-five years of investment banking experience will greatly assist Oragenics in networking with biopharma companies and investment groups. Previously, he was Head of North American Corp. Finance for Dresdner Bank. He founded SRS Capital LLC, a small banking boutique that specializes in healthcare. He was also a principle in creating Fresenius Medical Care, the largest renal care business in the world. Stan received his BA and JD from Columbia University.

With Stan Stein’s acceptance to serve as a Board member, this will bring the Board to six directors of which three members are independent directors. In connection with his appointment, Mr. Stein was awarded 65,000 stock options at an exercise price of $0.49 which will vest immediately.

A copy of the January 21, 2008 press release announcing the appointment of two new Board Members is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Information and Exhibits

(c)	Exhibits

Exhibit Number	Description

99.1	Press Release of Oragenics, Inc. dated January 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 23, 2008	ORAGENICS, INC

	By:	/s/ Ronald P. Evens
Ronald P Evens, CEO & President